Exhibit 10.1

SUN MICROSYSTEMS, INC.

RESTRICTED STOCK PURCHASE AGREEMENT

This Restricted Stock Purchase Agreement, including all Exhibits hereto, (the “Agreement”) is made as of the 28th day of July, 2005 by and between SUN MICROSYSTEMS, INC., a Delaware corporation (the “Company”), and PURCHASER’S NAME (the “Purchaser”).

The parties agree as follows:

1. SALE OF COMMON STOCK.

Subject to the terms and conditions of this Agreement and the Company’s 1990 Long-Term Equity Incentive Plan (the “Plan”), the Company hereby sells to the Purchaser and the Purchaser hereby purchases from the Company, on the closing date (as defined herein) XXXXX shares of the Company’s Common Stock (the “Shares”) at a price of $0.01 per share for an aggregate purchase price of $XXX. The term “Shares” refers to the Shares purchased herein and all securities received in replacement thereof, pursuant to or in consequence of other similar change in the Company’s capitalization.

2. CLOSING; SECURITY INTEREST.

2.1 Closing. The purchase and sale of the shares shall occur at a closing (the “Closing”) to be held no later than September 26, 2005 (the “Closing Date”).

2.2 Payment and Delivery of Certificate. At the Closing, the Company shall deliver to the Purchaser a certificate or certificates representing the Shares to be purchased by the Purchaser (which shall be issued in the name of the Purchaser or jointly in the name of the Purchaser and the Purchaser’s spouse) upon receiving the purchase price from Purchaser. The purchase price for the Shares shall be paid no later than 5:00 p.m., Pacific Time on the Closing Date by delivery of a check payable in U.S. dollars to the Company.

3. LIMITATIONS ON TRANSFER.

In addition to any other limitation on transfer created by applicable U.S. or foreign securities laws, the Purchaser shall not assign, encumber or dispose of any interest in the Shares except in compliance with the restrictions set forth in this paragraph.

3.1 Repurchase Option. In the event of the voluntary or involuntary termination or cessation of active employment or association of the Purchaser with the Company or any subsidiary in which the Company has a majority ownership interest (“Subsidiary”) for any reason whatsoever, with or without cause (including death or disability), the Company shall, upon the date of such termination, have an irrevocable, exclusive option to repurchase (the “Repurchase Option”) all or any portions of the Shares held by the Purchaser which are subject to the Repurchase Option as of such date at the original purchase price per share specified in Section 1. If the Repurchase Option is exercised, the original purchase price will be paid to Purchaser in U.S. dollars and will not be adjusted for inflation, fluctuations in the exchange rates, etc. since Purchaser initially purchased the Shares. Termination of the Purchaser’s active employment with the Company or a Subsidiary shall not be deemed to have occurred during any period that the Purchaser is on a duly authorized leave of absence from the Company or a Subsidiary of less than twelve (12) months, or such longer period as the Committee of the Board of Directors administering the Plan approved in writing. If Purchaser does not return to work with the Company or a Subsidiary on or prior to the last day of an authorized leave of absence, Purchaser’s active employment with the Company or a Subsidiary shall be deemed to terminate on the last day of the authorized leave of absence and the Company’s Repurchase Option specified herein shall become exercisable on such date. For the purposes of this Agreement, an authorized leave of absence shall mean a leave of absence approved by an officer of the Company and by the Human Resources Department.

Initially, all of the Shares purchased by the Purchaser shall be subject to the Company’s Repurchase Option as set forth above. The Shares held by the Purchaser shall be released from the Company’s Repurchase Option under this Section 3.1 as follows:

(a)	25% of the shares (i.e., XXX Shares) shall be released July 28, 2006 provided that the Purchaser is still actively employed with the Company or a Subsidiary on such date; and

(b)	25% of the shares (i.e., XXX Shares) shall be released July 28, 2007 provided that the Purchaser is still actively employed with the Company or a Subsidiary on such date; and

(c)	25% of the shares (i.e., XXX Shares) shall be released July 28, 2008 provided that the Purchaser is still actively employed with the Company or a Subsidiary on such date; and

(d)	The remaining 25% of the Shares (i.e., XXX Shares) shall be released July 28, 2009 provided that the Purchaser is still actively employed with the Company or a Subsidiary on such date.

The continuation of the Purchaser’s active employment with the Company or a Subsidiary is a material inducement to the Company in selling the Shares to Purchaser and failure to provide services to the Company or a Subsidiary, for any reason whatsoever shall trigger the Company’s Repurchase Option.

Notwithstanding the foregoing, the lapse of the Repurchase Option will be delayed if Purchaser takes an authorized unpaid leave of absence (including a leave of absence for military, educational, disability or personal purposes) of more than thirty (30) days or an authorized paid leave of absence of more than ninety (90) days. The lapse of the Repurchase Option will be delayed for the number of days that the authorized unpaid leave of absence or authorized paid leave of absence extends beyond the periods set forth above. The delay in the lapse of Repurchase Option shall commence on the thirty-first (31st) day of an authorized unpaid leave of absence of more than thirty (30) days or, in the case of an authorized paid leave of absence of more than ninety (90) days, on the ninety-first (91st) day of such leave and the delay shall terminate on the earlier of (1) the last business day preceding the date on which such individual’s leave of absence terminates or (2) a date twelve (12) months after the commencement of the leave of absence, unless the Compensation Committee of the Board of Directors extends such period. Lapse of the Repurchase Option will not be delayed in the event of a leave of absence if such delay is contrary to applicable local law. Vesting will not be suspended in the event of a leave of absence if such suspension is contrary to applicable local law. Sun policies on leave of absence may vary outside the US, in accordance with local law.

Within sixty (60) days following the Purchaser’s termination, the Company shall notify the Purchaser as to whether it wishes to purchase the Shares pursuant to the exercise of the Repurchase Option. If the Company elects to purchase said Shares hereunder, it shall set a date for the closing of the transaction at a place specified by the Company not later than thirty (30) days from the date of such notice. At such closing, the Company shall tender payment for the Shares and the certificate or certificates representing the Shares so purchased shall be canceled. The Purchaser hereby authorizes and directs the Secretary or Transfer Agent of the Company to transfer the Shares as to which the Repurchase Option has been exercised from the Purchaser to the Company. Except as provided under Section 3.5, the Purchaser shall not transfer by sale, assignment, hypothecation, donation or otherwise any of the Shares or any interest therein prior to the release of such Shares from the Repurchase Option. The Purchaser further authorizes the Company to refuse or to cause its Transfer Agent to refuse to transfer or record any Shares to be transferred in violation of this Agreement.

3.2 Assignment by Company. The Company’s Repurchase Option may be assigned in whole or in part to any shareholder or shareholders of the Company or other persons or organizations.

3.3 Obligations Binding Upon Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interests subject to the provisions of this Agreement including, insofar as applicable, the Company’s Repurchase Option under Section 3 and the Company’s rights under Section 2. Any sale, transfer or other disposition of the Shares or any interest therein in violation of this Agreement shall be void and without effect.

3.4 Replacement Certificate. In the event the restrictions imposed by this Agreement shall be terminated as provided in this Section 3, a new certificate or certificates representing the Shares shall be issued, on request, without the legend referred to in Section 5 herein.

3.5 Excluded Transfers. The restrictions on transfer of this Section 3 shall not apply to an inter-vivos transfer to the Purchaser’s ancestors or descendants or spouse or to a trustee for their benefit, provided that such transferee shall agree in writing to take such Shares subject to all the terms of this Agreement, including restrictions on further transfer.

4. ESCROW.

4.1 Delivery of Certificate to Escrow Agent. As security for the Purchaser’s performance of the terms and provisions of this Agreement and to ensure the availability for delivery of the Shares upon the Company’s exercise of its Repurchase Option, the Purchaser agrees to deliver to the Secretary of the Company (sometimes referred to as the “Escrow Agent” as the context requires) the certificate or certificates representing the Shares and his duly executed blank stock assignment in the form attached as Exhibit A hereto for use in transferring all or a portion of said Shares if, as and when required pursuant to Section 3 above.

4.2 Certificate Held in Escrow. The certificate or certificates representing the Shares and the duly executed blank stock assignment delivered at the Closing by the Purchaser shall be held by the Escrow Agent pursuant to the joint escrow instructions attached hereto as Exhibit B and made a part hereof, which joint escrow instructions shall be signed by the Purchaser, the Company and the Escrow Agent at the Closing.

5. LEGENDS.

The certificate or certificates representing the Shares shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE PROVISIONS IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

6. TAX WITHHOLDING AND RESPONSIBILTY FOR PAYMENT OF TAXES.

Regardless of any action Company or Purchaser’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), Purchaser acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains Purchaser’s responsibility and that Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the grant of restricted stock purchase rights, including the grant, purchase of Shares, lapse of Repurchase Option, the subsequent sale of Shares and/or the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the grant of restricted stock purchase rights to reduce or eliminate Purchaser’s liability for Tax-Related Items.

Prior to the lapse of the Repurchase Option, Purchaser will pay or make adequate arrangements satisfactory to Company and/or the Employer to satisfy all withholding and payment on account obligations of Company and/or the Employer. Company retains the right to determine, when the shares are released from Repurchase Option, how payment for taxes will be made (whether paid directly by Grantee, withheld from cash compensation, or through the sale of shares), in accordance with local law. In this regard, Purchaser authorizes Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Purchaser from his or her wages or other cash compensation paid to Purchaser by Company and/or the Employer or from proceeds of the sale of Shares. Alternatively, or in addition, if permissible under local law, Company may (1) sell or arrange for the sale of Shares to meet the withholding obligation for Tax-Related Items, and/or (2) withhold in Shares, provided that Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, Purchaser will pay to Company or the Employer any amount of Tax-Related Items that Company or the Employer may be required to withhold as a result of Purchaser’s participation in the Plan or the lapse of the Repurchase Option that cannot be satisfied by the means previously described. Company may refuse to allow the Repurchase Option to lapse or refuse to remove the transfer restrictions on the Shares if Purchaser fails to comply with his or her obligations in connection with the Tax-Related Items as described in this section.

7. NATURE OF GRANT.

In accepting the offer to acquire Shares, Purchaser acknowledges that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement; (b) the grant of restricted stock purchase rights is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock purchase rights, or benefits in lieu of such purchase rights even if purchase rights have been granted repeatedly in the past; (c) all decisions with respect to future restricted stock purchase rights grants, if any, will be at the sole discretion of the Company; (d) Purchaser is voluntarily participating in the Plan; (e) the grant of restricted stock purchase rights is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Purchaser’s employment contract, if any; (f) the restricted stock purchase rights are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the future value of the Shares is unknown and cannot be predicted with certainty; (h) in consideration of the grant of restricted stock purchase rights, no claim or entitlement to compensation or damages shall arise from the Company’s exercise of the Repurchase Option or diminution in value of the Shares resulting from termination of Purchaser’s active employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of contract or local labor laws) and Purchaser irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Purchaser shall be deemed irrevocably to have waived his/her entitlement to pursue such claim; and (i) notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of Purchaser’s active employment (whether or not in breach of contract or local labor laws), Purchaser’s right to have the Company’s Repurchase Option lapse, if any, will terminate effective as of the date that Purchaser is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law), except as expressly provided herein, and that the Company shall have the exclusive discretion to determine when Purchaser is no longer actively employed for purposes of administering his or her restricted stock purchase rights.

8. DATA PRIVACY.

Purchaser hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his/her personal data as described in this document by and among, as applicable, the Employer, and the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Purchaser’s participation in the Plan. Purchaser understands that the Company and the Employer hold certain personal information about him/her, including, but not limited to, his/her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Shares or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Purchaser’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). Purchaser understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in his/her country or elsewhere including outside the European Union, and that the recipient’s country may have different data privacy laws and protections than Purchaser’s country. Purchaser understands that Purchaser may request a list with the names and addresses of any potential recipients of the Data by contacting his/her local human resources representative. Purchaser authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing his/her participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Purchaser deposits any Shares. Purchaser understands that Data will be held only as long as is necessary to implement, administer and manage Purchaser’s participation in the Plan. Purchaser understands that Purchaser may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Purchaser’s local human resources representative. Purchaser understands, however, that refusing or withdrawing Purchaser’s consent may affect his or her ability to participate in the Plan. For more information on the consequences of Purchaser’s refusal to consent or withdrawal of consent, Purchaser understands that he/she may contact his/her local human resources representative.

9. COUNTRY-SPECIFIC TERMS.

Exhibit C of this Agreement contains additional terms and conditions which are specific to employees in certain countries. Purchaser should review Exhibit C to determine what additional terms and conditions will apply to his or her grant of restricted stock purchase rights.

10. MISCELLANEOUS.

10.1Amendment. This Agreement may be amended by written agreement between Company and the Purchaser.

10.2 Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or upon the lapse of forty-eight (48) hours after being deposited in the post, as certified or registered mail, postage prepaid and addressed, if to the Company, at its principal place of business, Attention: the President, and if to the Purchaser, at his address as shown on the stock records of the Company.

10.3 Assignment. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

10.4 Further Assurances. Both parties agree to execute any additional documents necessary to carry out the purposes of this Agreement.

10.5 Shareholder Rights. Subject to the foregoing, the Purchaser shall, during the term of this Agreement, exercise all rights and privileges of a shareholder of the Company with respect to the Shares.

10.6 Specific Performance. The Purchaser agrees that the Company and/or other shareholders shall be entitled to a decree of specific performance of the terms hereof or an injunction restraining violations of this Agreement, said right to be in addition to any of the remedies of the Company.

10.7 Delaware Law/Choice of Venue. This Agreement shall be construed under the laws of the State of Delaware, and covers the entire understanding of the parties hereto, superseding all prior written or oral agreements and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.

10.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, to the extent that the economic benefits of this Agreement to both parties remain substantially unimpaired, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

10.9 No Continuing Obligations. THIS AGREEMENT IS NOT AN EMPLOYMENT CONTRACT AND NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO CREATE IN ANY WAY WHATSOEVER ANY OBLIGATION ON THE PART OF THE COMPANY OR THE EMPLOYER TO CONTINUE THE PURCHASER’S EMPLOYMENT WITH THE COMPANY OR THE EMPLOYER.

10.10 Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the stock purchase rights or Shares granted and participation in the Plan or future stock purchase rights that may be granted under the Plan by electronic means or to request Purchaser’s consent to participate in the Plan by electronic means. Purchaser hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

10.11 Language. If Purchaser has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

THE TERMS AND CONDITIONS OF THIS AGREEMENT MUST BE ACCEPTED BY PURCHASER BY SEPTEMBER 26, 2005, OR THE STOCK PURCHASE RIGHT WILL AUTOMATICALLY BE REVOKED.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

THE “COMPANY”	SUN MICROSYSTEMS, INC.
A Delaware Corporation

By:
Michael A. Dillon
	Title:	Senior Vice President, General Counsel & Secretary

THE “PURCHASER”

Address:

Date:

CONSENT

The undersigned spouse of the Purchaser agrees that my interest, if any, in the Shares subject to the foregoing Agreement shall be irrevocably bound by this Agreement and further understands and agrees that my community property interest, if any, shall be similarly bound by this Agreement.

Spouse of Purchaser

Date:

EXHIBIT A

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED                                                                                                                            hereby sells, assigns and transfers unto                                                                                                                                                 (                                ) shares of the Common Stock of Sun Microsystems, Inc., a Delaware corporation, standing in the undersigned’s name on the books of said corporation represented by Certificate No.                                  herewith, and do hereby irrevocably constitute and appoint                                                                                                                                     attorney to transfer the said stock on the books of the said corporation with full power of substitution in the premises.

Date:
(to be filled in only by Escrow Agent)

Signature:

EXHIBIT B

ATTN: SECRETARY

Sun Microsystems, Inc.

4120 Network Circle

Santa Clara, CA 95054

RE: Joint Escrow Instructions

Dear Secretary:

As Escrow Agent for Sun Microsystems, Inc., (the “Company”) and the undersigned Purchaser (the “Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Purchase Agreement dated July 28, 2005 (the “Agreement”), including the stock certificate(s) evidencing shares of the Company’s Common Stock and the stock assignment(s) referred to in Section 4 of this Agreement, in accordance with the following instructions:

1.	In the event the Company (or its assignee) shall elect to exercise its Repurchase Option set forth in Section 3 of the Agreement (the “Rights”) in whole or in part, the Company (or its assignee) shall give to the Purchaser and to you a written notice specifying a time and place for a closing hereunder. The Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2.	At the closing you are directed to (a) date such of the aforesaid stock assignments as shall be necessary for the transfer in question, (b) fill in the number of shares being transferred, and (c) deliver the same, together with the aforesaid certificate(s) evidencing the shares to be transferred, to the Company (or its assignee) as provided in the Agreement against the simultaneous delivery to you of the purchase price (by Company check or in cash) for the number of shares being purchased pursuant to the Agreement.

3.	The Purchaser irrevocably authorizes the Company to deposit with you any securities (including additional shares of the Company’s Common Stock) or other property (including cash) which the Purchaser would be entitled to receive on account of any shares held by you hereunder. To facilitate the performance of the Agreement, the Purchaser does hereby irrevocably constitute and appoint you as his attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all stock certificates, stock assignments, or other instruments, which shall be necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated. Subject to the provisions of this paragraph 3, the Purchaser shall exercise all rights and privileges of a stockholder of the Company while the shares are held by you.

4.	Upon written request from the Company and the Purchaser, you are authorized to release from escrow the number of shares indicated in that written request pursuant to the Agreement.

5.	This escrow shall terminate upon the termination of the Company’s rights as provided in Section 3 of the Agreement.

6.	If at the time of termination of this escrow you shall have in Purchaser’s possession any documents, securities, or other property belonging to the Purchaser, you shall deliver all of the same to the Purchaser and shall be discharged of all further obligations.

7.	Your duties hereunder may be altered, amended, modified, or revoked only by a writing signed by all of the parties hereto and approved by you.

8.	You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or attorney-in-fact for the Purchaser while acting in good faith and in the exercise of your own good judgment and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

9.	You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and are hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court. In case you obey or comply with any such order, judgment, or decree of any court, you shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such order, judgment, or decrees shall be subsequently reversed, modified, annulled, set aside, or vacated, or found to have been entered without jurisdiction.

10.	You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

11.	You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these escrow instructions or any documents deposited with you.

12.	By signing these escrow instructions you become a party hereto only for the purpose of said joint escrow instructions, and you do not become a party to the Agreement.

13.	Any notice required hereunder shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the Post Office by registered or certified mail, addressed to the other party hereto at his address hereinafter shown below his signature to this Joint Escrow Instructions or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

14.	If prior to the termination of this Escrow you shall die or shall cease to be Secretary of the Company your successor as Secretary of the Company may, from time to time, at the request of the Company’s Board of Directors discharge any of the duties and perform any of the acts to be performed by you as Escrow Agent.

Dated: July 28, 2005	SUN MICROSYSTEMS, INC.
A Delaware corporation

By:
Michael A. Dillon
	Title:	Senior Vice President, General Counsel & Secretary
	Address:	4120 Network Circle
Santa Clara, CA 95054

ESCROW AGENT

Michael A. Dillon
Secretary of Sun Microsystems, Inc.

Address:	4120 Network Circle
Santa Clara, CA 95054

PURCHASER

Address: